TBS INTERNATIONAL LIMITED & SUBSIDIARIES             EXHIBIT 10.5

FIRST AMENDMENT TO LOAN AGREEMENT

by and among

AMOROS MARITIME CORP.,
LANCASTER MARITIME CORP.
AND
CHATHAM MARITIME CORP.,

as Borrowers,

TBS INTERNATIONAL LIMITED,

as Parent Guarantor,

SHERWOOD SHIPPING CORP.

as Guarantor, and

 AIG COMMERCIAL EQUIPMENT FINANCE, INC.,

as Lender

March 27, 2009

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (this “First Amendment”) is made and entered into this 27th day of March, 2009, by and among Amoros Maritime Corp., Lancaster Maritime Corp. and Chatham Maritime Corp., each a Marshall Islands corporation having a mailing address of P.O. Box HM 2522, Hamilton HMGX, Bermuda and a registered address of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrowers”; each, a “Borrower”), TBS International Limited, a Bermuda corporation (“Parent Guarantor”), Sherwood Shipping Corp. (“Sherwood”) and AIG Commercial Equipment Finance, Inc., a Delaware corporation (together with its successors and assigns, “Lender”).WHEREAS, Borrowers, Parent Guarantor and Lender are parties to that certain Loan Agreement dated February 29, 2008 (the “Original Loan Agreement,” as amended by this First Amendment and any future amendments, the “Loan Agreement”); and

WHEREAS, Borrowers delivered the Notes to evidence their Loan under the Loan Agreement, including that certain US$13,000,000 Promissory Note by Lancaster Maritime Corp., that certain US$9,000,000 Promissory Note by Amoros Maritime Corp., and that certain $13,000,000.00 Promissory Note by Chatham Maritime Crop., each payable to the order of Lender and dated February 29, 2008; and

WHEREAS, Sherwood wishes to secure the Obligations by delivering its Secured Guaranty of even date herewith and by granting a first priority mortgage on the vessel “Zia Belle,” having Panamanian registration number 38142-PEXT (the “Zia Belle”) which shall be added to the Vessels subject to the Loan Agreement; and

WHEREAS, the parties wish to amend the Loan Agreement and Notes in various respects, including (i) a 175 basis point increase in the Margin, (ii) a 200 basis point increase in the lowest applicable Interest Rate, (iii) the elimination of the one and the two month options for LIBOR terms currently available to Borrowers, (iv) increases in applicable Prepayment Fees to (x) three percent (3.0%) for any prepayments occurring on or prior to the first anniversary of the effective date of this First Amendment, (y) two percent (2.0%) for any prepayment occurring after the first anniversary but on or prior to the second anniversary of this First Amendment, and (z) one percent (1.0%) for any prepayments occurring after the second anniversary of the date of this First Amendment, (v) the restructuring of the quarterly principal installments due April 1, 2009, July 1, 2009, and October 1, 2009, to be due upon the effective date of this First Amendment, (vi) the addition of an EBITDA to Interest financial covenant, and a waiver of Borrowers’ compliance with the financial covenants contained in Sections 6.10 (a), (c) and (d) for  the 2009 fiscal year (and each fiscal quarter thereof), and (vii) a waiver of Borrowers’ compliance with Section 5.12 for the 2008 fiscal year, among other matters more fully addressed below.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, Borrowers and Lender hereby agree as follows:
1. The following new definitions are added to Section 1.01 of the Original Loan Agreement:
“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA, less (ii) the sum of (x) Federal, state, local and foreign income taxes paid in cash and (y) Restricted Payments made, in each case, for the most recently completed Measurement Period, to (b) Consolidated Interest Charges for the most recently completed Measurement Period.

The definitions of “LIBOR Period” and “Existing Credit Agreement” are deleted from the Original Loan Agreement.

2.   The following definitions are amended and restated.  In the case of the revised definitions of “Adjustment Period” and “LIBOR Rate”, such amendment and restatement shall take effect on April 1, 2009.  All other changes shall take effect as of the date of this First Amendment.

“Adjustment Period” means a successive series of three month or quarterly periods following the first Adjustment Period.  The first Adjustment Period shall begin on the Initial Funding Date, and continue until the last day of the calendar quarter in which the Initial Funding Date occurs, or March 31, 2008.  Thereafter, each successive Adjustment Period during the term of the Loans shall be a Calendar Quarter. For the avoidance of doubt, the first full Adjustment Period following the date of the First Amendment shall commence April 1, 2009, and end on June 30, 2009.

 “Assignment of Charter Hire” shall mean, for each Borrower and for Sherwood, that certain Assignment of Charter Hire by Borrower or Sherwood in favor of Lender, as applicable, and that certain Assignment of Charter Hire by Charterer, by the assignors party thereto, in favor of Lender, each related to the Vessel owned by the Borrower or Sherwood, as applicable and dated as of the date of the Borrower’s or Sherwood’s Ship Mortgage, as amended, supplemented and modified from time to time in accordance with the terms thereof.  “Assignments of Charter Hire” shall collectively refer to all Assignments of Charter Hire.

“Assignment of Insurances” shall mean, for each Borrower and Sherwood, that certain Assignment of Insurances by Borrower or Sherwood (as applicable) and the other assignors party thereto in favor of Lender dated as of the date of Borrower’s or Sherwood’s Ship Mortgage, as amended, supplemented and modified from time to time in accordance with the terms thereof.  “Assignments of Insurances” shall collectively refer to all Assignments of Insurances.

 “Collateral” means, collectively, the Vessels, all of Sherwood’s or each Borrower’s property that is encumbered by a Ship Mortgage from time to time during the term of this Agreement, all other collateral securing the Loans, and all substitutions and replacements therefor, including all component parts and appurtenances.  It is the intent of Borrowers, Sherwood and Lender that the Collateral secure the entire Obligations owed to Lender by the Borrowers.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Parent Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income (and without duplication):  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) net losses from the sales of vessels as permitted under the BofA Credit Agreement and (v) any noncash impairment charges incurred during each fiscal year of Parent Guarantor and its Subsidiaries ending December 31, 2009 in respect of any of Parent Guarantor’s or its Subsidiaries’ goodwill and vessels, (in each case of or by Parent Guarantor and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income, all net gains from the sales of vessels as permitted under the BofA Credit Agreement (in each case of or by Parent Guarantor and its Subsidiaries for such Measurement Period); provided that, to the extent characterized as interest on the income statements of Parent Guarantor and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate swap contract entered into by Parent Guarantor or any of its Subsidiaries, shall be excluded.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding capitalized interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Parent Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that, to the extent characterized as interest on the income statements of Parent Guarantor and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate swap contract entered into by Parent Guarantor or any of its Subsidiaries, shall be excluded.

“Interest Rate” means, for each Loan, a rate over each Adjustment Period equal to the greater of (a) seven percent per annum, or (b) LIBOR Rate PLUS the Margin per annum, adjusted for each Adjustment Period effective as of the first day of each Adjustment Period.  The Interest Rate is subject to the default rate of interest now or hereafter set forth in each Note, which default rate shall be equal to the lesser of (i) the Interest Rate plus 2.0%, or (ii) the maximum rate of interest permitted by Applicable Law.   At no time will the Interest Rate ever be less than seven (7%) percent per annum.

"LIBOR Rate" shall mean, for each Adjustment Period, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term of three months or ninety days, as published by the British Bankers' Association (on its internet website at www.bba.org.uk (or in the event such rate is not so published, in such other nationally recognized publication as Payee may specify) at approximately 11:00 a.m., London, England time, on the day that is the last London Banking Day immediately preceding the first day of such Adjustment Period, with adjustments to be effective as of the first day of such Adjustment Period; provided, however, that (i) if no comparable term of three months or ninety days is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such term and (ii) if the British Banker’s Association shall no longer publish such a rate, "LIBOR Rate" shall mean in such other nationally recognized publication as Lender may specify).

“Margin” means three and one half of one percent (3.50%), unless the sum of the Margin and the LIBOR Rate on the first day of an Adjustment Period is less than seven percent per annum, in which case the Margin shall equal the difference between seven percent per annum and the LIBOR Rate in effect on such date, resulting in an Interest Rate of at least seven percent per annum at all times during the term of this Agreement.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Parent Guarantor.  Provided, in the case of the Consolidated Interest Coverage Ratio, the Measurement Period for the quarterly calculations for the quarter annual periods ending (i) on June 30, 2009 means the most recently completed two fiscal quarters of Parent Guarantor, and (ii) September 30, 2009 means the most recently completed three fiscal quarters of Parent Guarantor.

“Philippine Charterer” means (a) for the Mohave Maiden, the Hopi Princess, and the Zuni Princess, CFS Bareboat Corp., (b) for the Zia Belle, General Charterers, Inc. or (c) with respect to any Vessel, any other Person approved in writing by Lender to bareboat charter the Vessel to permit the Charter Registry of the Vessels in the Republic of the Philippines.

“Security Documents” means the Guaranty Agreements, the Assignments of Charter Hire, the Assignments of Insurances, the Ship Mortgages and all other documents now or hereafter constituting security for the Loans, including the Ship Mortgage by Sherwood on the vessel “Zia Belle.”

“Ship Mortgage” shall mean, with respect to each Borrower or Sherwood, that certain Panamanian First Naval Mortgage to be executed by or on behalf of such Person in favor of Lender encumbering the Vessel owned by such Person, to be recorded in the office of the Panama Registry, as amended, supplemented and modified from time to time in accordance with the terms thereof.  “Ship Mortgages” shall collectively refer to the Ship Mortgages of Borrowers and Sherwood.

“Vessel” means, for each Borrower or Sherwood, the vessel listed next to such Person’s name on Schedule 1 hereto.  The term “Vessel” shall include, without limitation, all on board equipment, machinery and supplies.  “Vessels” shall collectively refer to all of the Vessels described on Schedule 1.

3.   Section 2.03 of the Original Loan Agreement is amended and restated to read as follows:

Section 2.03.  The Notes.  Each Loan and each Borrower’s obligation to repay its Loan shall be evidenced by and repayable with interest in accordance with the terms of such Borrower’s Note in the form attached hereto as Schedule 2.03, as amended by an addendum (the “Addendum”) in the form attached to the First Amendment as Schedule 2.03A.  Principal and interest payable under each Note shall be repaid in accordance with the repayment terms set forth in the Note, as amended by the applicable Addendum.  Each Note provides for a default rate of interest.

4.   Section 2.06 of the Original Loan Agreement is amended and restated to read as follows, effective as of April 1, 2009:

Section 2.06.  Changes to LIBOR Rate.   The LIBOR Rate in effect hereunder shall be increased or decreased, as the case may be, effective as of the first day of each Adjustment Period during the term of this Agreement, in the case of each Adjustment Period, by an amount equal to any increase or decrease in the LIBOR Rate from the immediately preceding Adjustment Period, as more fully set forth in each Note.

5.   With respect to Section 4.05, and the other covenants and provisions of the Loan Documents pertaining to a “Material Adverse Change” or “Material Adverse Affect”, Lender agrees, in determining whether a Material Adverse Change or Material Adverse Effect has occurred or exists, for calendar year 2009 only, that Lender will disregard the effect of changes in accounting position resulting from any increase in liability under interest rate swap contracts, or any decrease in asset value resulting from reductions to the book value of goodwill or any vessel or other item otherwise required under applicable accounting standards.  Commencing on January 1, 2010, the determination of compliance with all financial covenants, and the occurrence of a Material Adverse Change or Material Adverse Effect, will revert to a determination based on the results determined by application of GAAP, consistently applied.

6.   The first paragraph of Article V of the Original Loan Agreement is amended and restated to read as follows:

Each Borrower, severally, and Sherwood agrees as follows.  So long as any Borrower’s Note shall remain unpaid or any Borrower shall have any unfulfilled or undischarged obligations or duties under the Loan Documents, the Security Documents or any related agreements, each Borrower, severally, and Sherwood will comply with the following requirements. References in this Article V to Note shall be to the Borrower’s Note, to Vessel shall be the Vessel applicable to such Borrower or Sherwood, and to Collateral shall be the Collateral provided directly by Borrower or Sherwood.

7.   Section 5.03 of the Original Loan Agreement is amended and restated to read as follows:

Section 5.03.  Insurance.  Each Borrower or Sherwood, as applicable shall obtain and maintain insurance on the Vessel owned by it in accordance with the terms of Schedule 5.03 hereto.  In addition, as to other business properties owned by Borrower or Sherwood, Borrower or Sherwood shall obtain and maintain insurance with insurers believed by Borrower or Sherwood to be responsible and reputable and reasonably acceptable to Lender, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which Borrower or Sherwood operates or as may be required by any applicable laws, orders or regulations or as may reasonably be requested by Lender.  Borrower or Sherwood, as applicable, shall promptly provide Lender with evidence of such insurance coverage.  Additionally, Borrower or Sherwood, as applicable, shall provide not less than thirty (30) days advance written notification to Lender in the event of cancellation or material change in the terms of such coverage.

8.   Section 5.05 of the Original Loan Agreement is amended and restated to read as follows:

Section 5.05.  Inspection.  At any reasonable time and from time to time, upon prior notice to Borrower or Sherwood, Lender or any agents or representatives of Lenders shall be allowed to examine and make and prepare copies of and abstracts from the records and books of account of, and visit and inspect the Collateral and the other properties of, Borrower or Sherwood and the other Loan Parties and to discuss the affairs, finances and accounts of Borrower, Sherwood or any other Loan Party with any officer of such Person.

9.    Section 5.06 of the Original Loan Agreement is amended and restated as follows:

Section 5.06.  Maintenance of Properties, Etc.  Borrower or Sherwood shall maintain and preserve the Collateral owned by it and all of its other properties necessary or useful in the proper conduct of its current business in good mechanical condition and running order, ordinary wear and tear excepted.

10.   Section 5.10 of the Original Loan Agreement is amended and restated as follows:

Section 5.10.  Ownership of Borrower, Sherwood and Parent Guarantor.  Parent Guarantor shall own 100% of all the issued and outstanding shares of Westbrook Holdings Ltd. (“Westbrook”).  Westbrook shall own 100% of the all of the issued and outstanding shares of Sherwood and each Borrower.  There shall be no sale, transfer, pledge, donation, hypothecation, alienation or other encumbrance of any of the outstanding shares of Borrower, Sherwood or Westbrook, other than a transfer of the shares of Westbrook to either Parent Guarantor or a wholly owned subsidiary of Parent Guarantor.

11.   Section 5.12 of the Original Loan Agreement is amended and restated as follows:

Section 5.12     Valuation.  Borrowers will deliver to Lender as soon as available, but in any event within 30 days after the end of each fiscal year (except the fiscal year ending December 31, 2008) a certificate executed by an Officer setting forth the Fair Market Value of the Vessels as of such fiscal year end and attaching the most recent Valuation of the Vessels as of such date.

If for any reason at any time the Total Outstanding shall exceed the Loan Value, the Borrowers shall immediately prepay the Loans in an aggregate amount equal to such excess; provided that, the Borrowers shall not be required to make such prepayment of the Loans so long as (A) no Default or Event of Default shall have occurred or then be continuing and (B) within 10 days of any such event (or, in the case of any Disposition of a Vessel, prior to any such Disposition), (x) the Borrowers pledge additional vessels (to be accepted by Lender in its sole discretion)s having an appraised fair market value sufficient to eliminate such deficiency or (y) the Borrowers cause another Subsidiary of Parent Guarantor (which may be an Excluded Subsidiary) to join this agreement and such Person pledges additional vessels having an appraised fair market value sufficient to eliminate such deficiency, in each case, such pledge to be in a manner and pursuant to documentation satisfactory in all respects to the Lender, and to include a Valuation of such additional vessels and documentation and information acceptable to Lender.

12.   The first paragraph of Article VI of the Original Loan Agreement is amended and restated to read as follows:

Each Borrower, severally, and Sherwood agrees as follows.  So long as any Borrower’s Note shall remain unpaid or any Borrower shall have any unfulfilled or undischarged obligations or duties under the Loan Documents, the Security Documents or any related agreements, each Borrower, severally, and Sherwood will comply with the following requirements. References in this Article VI to Note shall be to the Borrower’s Note, to Vessel shall be the Vessel applicable to such Borrower or Sherwood, and to Collateral shall be the Collateral provided directly by Borrower or Sherwood.  The negative covenants of Article VI with respect to each Borrower or the Vessel or Collateral owned by a Borrower shall also apply to Sherwood, and the Zia Belle and the Collateral owned by Sherwood.  Without limitation of the foregoing, the Single Purpose Entity Restrictions of Section 6.09 shall also apply to Sherwood.

13.   Section 6.10 of the Original Loan Agreement is amended and restated to read as follows:

Section 6.10   Financial Covenants.  Borrower covenants and agrees that for the term of this Agreement that Parent Guarantor and its consolidated Affiliates and Subsidiaries shall not violate, on a consolidated basis, the following financial covenants:

(a) Minimum Consolidated Tangible Net Worth.   The Consolidated Tangible Net Worth at any time shall not be less than the sum of (i) $235,000,000.00 plus (ii) an amount equal to 75% of the Consolidated Net Income earned in each full fiscal quarter ending after September 30, 2007 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of Parent Guarantor and its Subsidiaries after September 30, 2007 by reason of the issuance and sale of Equity Interests of Parent Guarantor or any Subsidiary (other than issuances to Parent Guarantor or a wholly-owned Subsidiary), including upon any conversion of debt securities of Parent Guarantor into such Equity Interests.

(b) Minimum Cash Liquidity.  Qualified Cash, plus Availability in an average daily amount during such calendar month shall not be less than (a) for the calendar months during 2008, $15,000,000.00, (b) for the months during 2009, $40,000,000.00, and (c) for each calendar month ending on or after January 31, 2010, $15,000,000.00.

(c) Maximum Consolidated Leverage Ratio.  The Consolidated Leverage Ratio at any time shall not be greater than 3.00:1.00.

(d) Minimum Consolidated Fixed Charge Coverage Ratio.  The Consolidated Fixed Charge Coverage Ratio at any time shall not be less than 1.50:1.00.

          (e)  Consolidated Interest Coverage Ratio.  The Consolidated Interest Coverage Ratio shall not be less than:  (a) for the six months ending June 30, 2009, 1.10:1.00; (b) for the nine months ending September 30, 2009, 1.35:1.00; and (c) for the fiscal year ending December 31, 2009, 1.75:1.00.

Unless otherwise required by Lender as a result of a Default or a Material Adverse Change in a Borrower’s or Guarantor’s financial position, compliance will be tested on a quarterly basis on each March 31st, June 30th, September 30th and December 31st, based on the quarterly consolidated financial statements of Parent Guarantor.  Notwithstanding anything herein to the contrary (i) compliance with the financial covenants described in Sections 6.10 (a), 6.10(c) and 6.10(d) shall not be measured during any quarter in the fiscal year ending December 31, 2009, and (ii) compliance with the financial covenant described in Section 6.10(e) shall be measured only for the periods described therein.

14.   The agreement of Lender to enter into this First Amendment is subject to the condition precedent that Lender shall have received all of the following, in form and substance acceptable to Lender in its sole discretion:

(a) executed Addendums to the Notes, the Secured Guaranty of Sherwood in the form attached hereto as Schedule 14(a)(1) and the other Security Documents in connection with the Zia Belle;

(b) evidence that all insurance policies and insurance coverages required under any of the Loan Documents with respect to the Zia Belle are in full force and effect;

(c) opinions of counsel of Borrowers, Parent Guarantor, and Sherwood with respect to this First Amendment and the Security Documents (including the new Security Documents in connection with the Zia Belle), confirming Lender’s first priority ship mortgage on the Zia Belle;

(d) UCC search under the name Sherwood Shipping Corp., reflecting that no UCC filings exist with respect to any of the Collateral owned by Sherwood Shipping Corp.;

(e) copies of the Articles of Incorporation and Bylaws or other organizational documents of Sherwood, certified by an authorized officer of such entity as being true and correct copies thereof;

(f) signed copies of a certificates of an authorized officer of Borrowers, Parent Guarantor, and Sherwood which shall certify the names of the officers of such entities authorized to execute and deliver this First Amendment and the other Loan Documents to which such entities are a party, and other documents or certificates to be delivered pursuant to this First Amendment or the related Security Documents, together with the true signatures of such officers;

(g) copies of the appropriate resolutions and consents of Borrowers, Parent Guarantor, and Sherwood approving the First Amendment and related Loan Documents, certified by the Secretary (or other appropriate official) of such party as being a true and correct copy thereof;

(h) a good standing certificate with respect to Sherwood, issued as of a recent date by the Secretary of State or other appropriate and authorized official of Sherwood’s respective jurisdiction of incorporation;

(i) evidence of the proper registry of the Zia Belle in the provisional maritime registry of the Panama Registry as reflected in registration certificates for the Vessel, and the acceptance of such registry by the applicable authorities in the office of the Panama Registry, including the Certificate of Provisional Registry for the Vessel and  Patente Provisional de Navegacion;

(j) copy of the ownership and registration certificate for the Zia Belle issued by the applicable Panamanian authorities;

(k) duly executed and filed Security Documents establishing in Lender, as determined by Lender’s counsel, a first preferred mortgage in the Zia Belle; subject to no adverse liens, claims or encumbrances (whether or not perfected or preferred);

(l) evidence satisfactory to Lender that all required licenses have been obtained by each Borrower and Sherwood and the Philippine Charterer, as applicable, and are in full force and effect to operate the Vessel according to her intended use, including, but not limited to, the current operation of the Vessel;

(m) such other documents, certifications and acknowledgments respecting the Loan Documents or the Security Documents as Lender shall reasonably request;

(n) the continuing compliance by Borrowers and Guarantors of their obligations under the Loan Agreement as modified by this First Amendment;

(o) evidence satisfactory to Lender that no Loan Party is in default under the Loan or any other indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected; or, if such default exists, that it has been waived by the applicable creditor;

(s) evidence satisfactory to Lender that (i) the Zia Belle is classed as follows, without outstanding recommendations or notations, and otherwise in compliance with the Ship Mortgage:

Panama
Navigation                      Classification
Vessel Name                                      Patente No.                              Society                              Class

ZIA BELLE                                           38142-PEXT            _______                        ___________

and (ii) all required licenses have been obtained by Sherwood and are in full force and effect to operate the Zia Belle according to its intended use, including, but not limited to, the current operation of the Zia Belle; and

(t) Lender’s receipt of a modification fee of $225,000.00, as well as all other fees and costs of Lender in connection with this First Amendment and the transactions contemplated hereby.

Lender’s waiver of any condition with respect to this First Amendment for a particular Borrower shall not be deemed absent express written agreement to constitute a waiver of such condition as it may apply to any other Borrower.

15.   All references in the Original Loan Agreement and other Loan Documents to “Guarantor” and “Loan Parties” shall include, without limitation, Sherwood.  Sherwood shall observe all of the obligations imposed on each Guarantor under the Loan Document.  All references to the Vessels or the Collateral under the Original Loan Agreement or other Loan Document shall include, without limitation, the Zia Belle, and Sherwood shall keep and observe with respect to the Zia Belle all of the Vessel related obligations imposed on the owner of a Vessel under the Loan Documents, including all obligations with respect to insurance and the collateral assignment and encumbrance of rights related to the Zia Belle, her charter hire and insurances, and the operation of the Zia Belle.  Without limitation of the foregoing, Sherwood’s failure to maintain the insurance required under the Loan Documents shall constitute a default under Section 7.01 (p) of the Original Loan Agreement. References to the Guaranty Documents shall include the Collateral Documents executed by Sherwood.

16.   Lender consents to the change of the classification society for the Mohave Maiden to “NK.”

17.   Borrowers agree to pay all costs and expenses in connection with the execution and recordation of this First Amendment and all other Loan Documents executed in connection therewith.  In addition, Borrowers shall reimburse Lender for all costs incurred by Lender in connection with this First Amendment and the transactions contemplated hereby, including without limitation, the costs of Lender’s counsel, the costs of Lender’s insurance consultants, and the costs of Panamanian and other foreign counsel.  Nothing herein shall be deemed to waive or limit Borrowers’ obligation to reimburse and indemnify Lender as provided in Section 8.05 of the Original Loan Agreement, and Sherwood agrees to similarly indemnify and reimburse Lender for any costs, liabilities or expenses of Lender relating to Sherwood or the Zia Belle.  Borrowers agree to pay Lender a modification fee of $225,000.00 in connection with this First Amendment, which shall be fully earned and non-refundable.

18.   This First Amendment may be executed separately by the Loan Parties and Lender in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute but one and the same instrument.

19.   THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FIRST AMENDMENT AND THE LOAN DOCUMENTS EXECUTED IN CONNECTION THEREWITH SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

20.   Borrowers and Guarantors, by executing this First Amendment, hereby confirm and acknowledgment that the amounts owed by them under the Loan Agreement are free and clear of any deductions, offsets, counterclaims or other reductions.  Borrowers and Guarantors further acknowledge that Lender has fully complied with all of its obligations under the Loan Agreement, and hereby waive, release and discharge Lender from and against any claim, right, demand or cause of action arising on or before the date of this First Amendment out of any act or failure to act by Lender or any breach by Lender of any obligation under or in connection with the Loan Agreement, whether arising under theories of contract, tort, lender liability or otherwise.

{signature page follows}

BORROWERS:

AMOROS MARITIME CORP.

/s/ Christophil B. Costas
By:  Christophil B. Costas
Title:  Attorney in Fact

LANCASTER MARITIME CORP.

/s/ Christophil B. Costas
By:  Christophil B. Costas
Title:  Attorney in Fact

CHATHAM MARITIME CORP.

/s/ Christophil B. Costas
By:  Christophil B. Costas
Title:  Attorney in Fact

GUARANTOR:

TBS INTERNATIONAL LIMITED

/s/ Christophil B. Costas
By:  Christophil B. Costas
Title:  Attorney in Fact

SHERWOOD:
SHERWOOD SHIPPING CORP.

/s/ Christophil B. Costas
By:  Christophil B. Costas
Title:  Attorney in Fact

LENDER:
AIG COMMERCIAL EQUIPMENT FINANCE, INC.

By: /s/ Richard M. Johnston
Name:  Richard M. Johnston
Title:  Vice President

LIST OF SCHEDULES TO FIRST AMENDMENT TO LOAN AGREEMENT
Schedule 1-	List of Borrowers and Vessels
Schedule -	Forms of Opinion [Forms of Opinions are included after Schedule 14 (a)(1)]

SCHEDULE 1

Borrower	Vessel Name	Maximum Individual Loan Amount*
Amoros Maritime Corp.	Hopi Princess	$13,000,000
Lancaster Maritime Corp.	Mohave Maiden	$13,000,000
Chatham Maritime Corp.	Zuni Princess	$9,000,000
Sherwood Shipping Corp.	Zia Belle	N/A

VESSEL NAME	PANAMA NAVIGATION PATENTE NO.	PANAMA CALL LETTERS	PHILIPPINES OFFICIAL NO.	PHILIPPINES CALL SIGN	ADDITIONAL VESSEL SPECIFICATIONS
HOPI PRINCESS	34293-08	3EPG2	MNLA000706	DYTU	LENGTH, 145.52 METERS, BREADTH, 22.70 METERS, DEPTH, 13.80 METERS, GROSS TONNAGE, 13,911, NET TONNAGE 7,162
MOHAVE MAIDEN	34295-08	3EPG7	MNLA000705	DYTT	LENGTH, 167.64 METERS, BREADTH, 23.10 METERS, DEPTH, 14.75 METERS, GROSS TONNAGE, 17,056, NET TONNAGE 10,329
ZUNI PRINCESS	34300-08	3EPG6	MNLA000703	DYTK	LENGTH, 167.64 METERS, BREADTH, 23.10 METERS, DEPTH, 14.75 METERS, GROSS TONNAGE, 17,066, NET TONNAGE 10,334
ZIA BELLE	38142-PEXT	3FZQ7	MNLA000716	DYVE	LENGTH, 96.52 METERS, BREADTH, 20.42 METERS, DEPTH, 11.11 METERS, GROSS TONNAGE, 6,714, NET TONNAGE, 2,888

SCHEDULE 2.03A

Form of Addendum

ADDENDUM TO PROMISSORY NOTE

This Addendum to Promissory Note is made as of March __, 2009 with respect to the Promissory Note dated February 29, 2008 by [       ] CORP. in the original stated principal amount of $[   ] (the “Note”) to the order of AIG COMMERCIAL EQUIPMENT FINANCE, INC.

The last two sentences of the first paragraph on Page 1 of the Note, commencing “The Interest Rate shall be…” and “Beginning on the first day..,” respectively, are deleted, and the following sentences are inserted in replacement thereof:

 “The Interest Rate shall be equal to the greater of (a) seven percent per annum or (b) LIBOR Rate (as defined in the Loan Agreement) plus 3.50%.  Payee shall have the right to prospectively increase the interest rate hereunder following an Event of Default to the Default Rate, as provided below.  Beginning on the first day of the Adjustment Period (as defined in the Loan Agreement) following the date hereof, the Interest Rate hereunder shall be adjusted each Adjustment Period and such adjustment shall be effective throughout such Adjustment Period.”

The second paragraph of the first page of the Note is amended and restated to read as follows:

Commencing on July 1, 2008, and on October 1, 2008 and January 1, 2009, the undersigned will make quarterly principal payments of $[          ] each together with accrued interest.  On March __, 2009, the undersigned will a principal payment of $[        ].  On April 1, 2009, July 1, 2009 and October 1, 2009, the undersigned will make an interest payment in the amount of all accrued but unpaid interest under this Note.  On January 1, 2010 and on April 1, 2010, the undersigned will make quarterly payments of accrued interest together with quarterly principal payments of $[          ] each together with accrued interest.  Commencing on July 1, 2010, and on each October 1, January 1 and April 1 thereafter, the undersigned will make quarterly principal payments of $[        ] each together with accrued interest.  A final payment of all remaining principal, interest and other amounts due hereunder and under the Loan Documents (as defined in the Loan Agreement) will be payable on April 1, 2012, the Maturity Date. Interest hereunder shall accrue on the unpaid balance of this Note from the date of this Note until paid in full, at the Interest Rate (subject to Payee’s right to prospectively increase the interest rate to the Default Rate following an Event of Default), adjusted on the first day of each Adjustment Period.  Interest shall be payable in arrears on the dates provided above, and upon prepayment in part of the unpaid principal balance of this Note (with respect to the amount so prepaid) and upon payment (including prepayment) in full of the unpaid principal balance of this Note.  All payments received by Payee shall be applied first to interest and then to principal.

The final paragraph of the first page of the Note, which is continued and completed on the second page of the Note, is amended and restated to read as follows:

In addition to the required payments set forth above, the undersigned shall have the right to prepay this Note, in whole or in part, at any time following the first anniversary date of this Note on fifteen (15) days prior written notice to the Payee, provided, that the amount of the prepayment is at least $500,000.00 and the prepayment is made in multiples of $500,000.00, and further provided that on the date of such prepayment, the undersigned shall pay the principal amount of this Note being so prepaid (the “Prepayment Amount”), together with all interest, fees and other amounts payable on the amount so prepaid or in connection therewith to the date of such prepayment and, the Prepayment Fee set forth below.  If the undersigned prepays this Note in full or in part, the undersigned shall pay, on the date of such prepayment, a fee  (the “Prepayment Fee”) to the Payee in an amount equal to (a) 3% of the amount of the principal prepayment, if prepayment is made before March __ 2010; (b) 2% of the amount of the principal prepayment, if prepayment is made on or after March __, 2010 but before March __, 2011, or (c) 1% of the amount of the principal prepayment, if prepayment is made on or after March __, 2011, provided that the Prepayment Fee shall be charged and paid only to the extent permitted by Applicable Law.  No prepayments will be permitted prior to the first anniversary date of this Note.  Any prepayment pursuant to this paragraph shall be applied to the installments hereof in the inverse order of maturity. In addition, at the time of any prepayment, the undersigned shall pay to Payee such amount as will compensate Payee for any loss, cost, expense, penalty, claim or liability incurred by Payee as a result of such prepayment which requires the Payee to prematurely break any related swap, interest rate hedge or other derivative arrangement.  The Payee shall have no obligation to purchase or enter into any swap or other derivative arrangement in connection with funding or maintaining the loan evidenced by this Note.

                             [          ]    CORP.

 By:
Name:
Title:   Attorney in Fact
ACCEPTED BY LENDER:

AIG COMMERCIAL EQUIPMENT FINANCE, INC.

 By:
Name:
Title:

SCHEDULE 14 (a) (1)
Form of Secured Guaranty

CHATHAM MARITIME CORP.

SECURED GUARANTY

SECURED GUARANTY (“Guaranty”), dated as of the 27th day of March, 2009 made by Sherwood Shipping Corp., a Marshall Islands corporation (the “Guarantor”), in favor of AIG Commercial Equipment Finance, Inc., a Delaware corporation (“Lender”).

WHEREAS, Lender has made a loan to Chatham Maritime Corp., a Marshall Islands corporation (the “Borrower”) in the principal amount of US$13,000,000.00 (the “Loan”), and other borrowers in connection and in accordance with that certain Loan Agreement dated as of February 29, 2008, between the Borrower, the other borrowers and guarantor named therein and the Lender, as amended by that certain First Amendment to Loan Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”). The Loan is evidenced by that certain Promissory Note in the principal amount of the Loan by Borrower dated February 29, 2008, as amended by Allonge of even date therewith, and as further amended by that certain Addendum to Promissory Note dated as of the date hereof (collectively, the “Note”); and is secured, inter alia, by a Panamanian First Naval Mortgage dated February 29, 2008 by Borrower and various assignments executed in connection therewith, including a First Amendment to Panamanian First Naval Mortgage of even date herewith (collectively, as amended, supplemented or otherwise modified from time to time, the “Borrower Security Documents”); and

WHEREAS, Borrower has or may executed various other agreements, notes, leases or other documents or instruments in connection with the Loan and the Loan Agreement (such documents, together with the Loan Agreement, the Note and the Borrower Security Documents, collectively, as amended, supplemented or otherwise modified from time to time, the “Agreements”); and

WHEREAS, to secure this Guaranty as well as the Loan and all other indebtedness of the Borrower under the Agreements, together with all other indebtedness of the other Borrowers under the Loan Agreement and all related loan documents, Guarantor has executed and delivered the following instruments, all of which are dated as of the date hereof: (i) a Panamanian First Naval Mortgage executed by Guarantor in favor of Lender with respect to the “Zia Belle” (the “Vessel”); (ii) that certain Assignment of Charter Hire executed by Guarantor in favor of Lender with respect to the Vessel; and (iii) that certain Assignment of Insurances executed by Guarantor and the other assignors named therein in favor of Lender with respect to the Vessel; and

WHEREAS, it is a condition to the modification of the financing provided by, or the acquisition of the rights transferred to, Lender under the Agreements that Guarantor, who has a financial interest in Borrower, shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and to induce Lender to modify, enter into or become a party to the Agreements, as the case may be, Guarantor hereby agrees as follows:

SECTION 1.  Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly and severally, the prompt and punctual payment and due performance and observance of all obligations of Borrower now or hereafter existing under the Agreements, which may in any manner whatsoever be presently or hereafter due and owing, including without limitation, the payment of all amounts now or hereafter due from Borrower under the Note, the Loan Agreement and the other Agreements (collectively, the “Obligations”).

SECTION 2.  Guaranty Absolute. Guarantor jointly and severally guarantees that the Obligations will be paid, performed and observed strictly in accordance with the terms of the Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect thereto. The liability of Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(i)           any lack of validity, regularity or enforceability of any of the Agreements or any other agreement or instrument relating thereto;

(ii)           any lack of validity, regularity or enforceability of this Guaranty or any other agreement or instrument relating hereto;

(iii)           any modification or change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other modification, change, amendment or waiver of or any consent to departure from any term of any of the Agreements;

(iv)           any exchange, release or non-perfection of any collateral, or any release or Obligations;

(v)           any failure on the part of Lender or any other person or entity to exercise, or any delay in exercising, any right under the Agreements or any other document or instrument delivered in connection therewith; or

(vi)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower, the Guarantor or any other guarantor with respect to the Obligations (including, without limitation, all defenses based on suretyship or impairment of collateral, and all defenses that Borrower may assert to the repayment of the Obligations, including, without limitation, failure of consideration, breach of warranty, fraud, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury), this Guaranty and the obligations of the Guarantor under this Guaranty.

Guarantor hereby agrees that if Borrower or any other guarantor of all or a portion of the Obligations is the subject of a bankruptcy proceeding or similar proceeding under Title 11 of the U.S. Code or any similar legislation relating to bankruptcy or insolvency, it will not assert the pendency of such proceeding or any order entered therein as a defense to the timely payment of the Obligations. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

Guarantor’s obligations and liability under this Guaranty shall be on a “joint and several” basis along with Borrower to the same degree and extent as if Guarantor had been and/or will be a co-principal obligor of the Obligations. In the event that there is more than one Guarantor under this Guaranty, or in the event that there are other guarantors, endorsers or sureties of all or any portion of the Obligations, Guarantor’s obligations and liability hereunder shall further be on a “joint and several” basis along with such other guarantors, endorsers and/or sureties.

SECTION 3.  Waivers. Guarantor hereby waives:

(i)           promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty;

(ii)           any requirement that Lender protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right to take any action against Borrower or any other person or entity or any collateral;

(iii)           any right to receive notice of any disposition or retention by Lender of any collateral and right of redemption relating to any collateral;

(iv)           any right to demand or require collateral security from Borrower or any other person as provided under applicable law or otherwise;

(v)           any modification or amendment of the Obligations or any of the Agreements, or the impairment of real security held for such Obligations, by Lender as provided under applicable law or otherwise;

(vi)           notice of Lender’s acceptance of this Guaranty;

(vii)           presentment for payment of the Obligations, notice of dishonor and of nonpayment, notice of intention to accelerate, notice of acceleration, protest and notice of protest, collection or institution of any suit or other action by Lender in collection thereof, including any notice of default in payment thereof, or other notice to, or demand for payment thereof, on any party;

(viii)                      any right to require Lender to notify Guarantor of any nonpayment relating to any collateral directly or indirectly securing the Obligations, or notice of any action or nonaction on the part of Borrower, Lender, or any other guarantor, surety or endorser of the Obligations, or notice of the creation of any new or additional Obligations subject to this Guaranty;

(ix)           any right to require Lender to notify Guarantor of the terms, time and place of any public or private sale of any collateral directly or indirectly securing the Obligations;

(x)           any election of remedies by Lender that may destroy or impair Guarantor’s subrogation rights or Guarantor’s right to proceed for reimbursement against Borrower or any other guarantor, surety or endorser of the Obligations, including without  limitation, any loss of rights Guarantor may suffer by reason of any law limiting, qualifying, or discharging the Obligations;

(xi)           any disability or other defense of Borrower, or any other guarantor, surety or endorser, or any other person, or by reason of the cessation from any cause whatsoever, other than payment in full of the Obligations; and

(xii)           any statute of limitations or prescriptive period, if at the time an action or suit brought by Lender against Guarantor is commenced, there are any outstanding Obligations which are barred by any applicable statute of limitations or prescriptive period.

SECTION 4.  Subrogation. Guarantor hereby agrees it will not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all the Obligations shall have been paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Agreements. If (i) the Guarantor shall make payment to Lender of all or any part of the Obligations and (ii) all the Obligations shall be paid, performed and observed in full, Lender will, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

SECTION 5.  Representations and Warranties. Guarantor hereby represents and warrants as follows:

(a)           Due Execution, Etc. The execution, delivery and performance (including the incurrence of the Obligations hereunder) by the Guarantor of this Guaranty do not and will not (i) contravene Guarantor’s organizational documents or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contractual restriction binding on or affecting the Guarantor or any of its properties, or (ii) result in or require the creation or imposition of any lien (other than pursuant hereto) upon or with respect to any of the Guarantor’s properties. The Guarantor has been duly formed and is in good standing in its jurisdiction of organization and is duly qualified as a foreign business entity in all jurisdictions where it must be qualified pursuant to applicable law. The Guarantor is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such contractual restriction, which default would have a Material Adverse Effect on the Guarantor or on the ability of the Guarantor to carry out its obligations under this Guaranty.

(b)           Government Consents. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Guarantor of this Guaranty.

(c)           Legal, Valid and Binding Nature. This Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

(d)           Solvency. The fair value of the property of the Guarantor exceeds the total amount of liabilities (including, without limitation, contingent liabilities) of the Guarantor; the present fair market value of the assets of the Guarantor exceeds the amount that will be required to pay the probable liability of the Guarantor on its existing debts as they become absolute and matured; the Guarantor is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business; the Guarantor does not intend to, and does not believe that it will, incur debts or liabilities beyond the Guarantor’s ability to pay as such debts and liabilities mature; and the Guarantor is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the property remaining with the Guarantor would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Guarantor is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(e)           Absence of Litigation. There are no actions, suits, investigations, litigation or proceedings pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or the properties of the Guarantor before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or which purports to affect any part of the transactions contemplated hereby or by the Agreements or the legality, validity or enforceability of this Guaranty. There are no actions, suits, investigations, litigation or proceedings pending or threatened against or affecting the Guarantor or its affiliates or subsidiaries of the Guarantor or the properties of the Guarantor or its affiliates or subsidiaries before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which, if determined adversely to the Guarantor, would have a Material Adverse Effect on the financial condition or continued operation of Guarantor or its affiliates or subsidiaries on a consolidated basis or any part of the transactions contemplated hereby or by the Agreements.

(f)           Payment of Taxes. The Guarantor has filed all tax returns (federal, provincial, local and foreign) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except for such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Guarantor, or except where the failure to file such returns or pay such taxes would not have a Material Adverse Effect on the Guarantor or otherwise on the ability of the Guarantor to carry out its obligations under this Guaranty.

SECTION 6.  Integration. This Guaranty together with the Loan Documents constitutes the entire agreement and understanding between Lender and Guarantor relating to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings relating to such subject matter. In entering into this Guaranty, Guarantor acknowledges that it is relying on no statement, representation, warranty, covenant or agreement of any kind made by Lender or any employee or agent of Lender.

SECTION 7.  Amendments, Etc. No amendment or waiver of any provision of this Guaranty or consent to any departure by the Guarantor herefrom shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.  Addresses for Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and sent in accordance with the terms and conditions of the Loan Agreement.

SECTION 9.  No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in any of the Agreements or other Loan Documents.

SECTION 10.  Right of Set-off. Upon the occurrence and during the continuance of any Event of Default Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not Lender shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Lender agrees promptly to notify the Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

SECTION 11.  Continuing Guaranty; Transfer of Obligations. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the Obligations and all other amounts payable under this Guaranty, (ii) be binding upon the Guarantor and its successors and assigns, and (iii) inure to the benefit of and be enforceable by Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), Lender may assign or otherwise transfer the right to collect the Obligations to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to Lender herein or otherwise.

SECTION 12.  Indemnification. Guarantor hereby agrees, jointly and severally, to indemnify and hold harmless Lender and its affiliates and their respective directors, officers, employees and agents, including all professionals (each an “Indemnified Party”) from and against any and all expenses, losses, claims, damages and liabilities (including, without limitation, all legal fees and disbursements of attorneys and other professionals incurred by or asserted against any Indemnified Party in connection with or arising out of, relating to, or by reason of any investigation, litigation or proceeding arising out of, relating to or in connection with any claims made by any person or entity in any way relating to this Guaranty or the  transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Party.

SECTION 13.  GOVERNING LAW. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

SECTION 14. JUDICIAL PROCEEDINGS. GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, LENDER, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS GUARANTY AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING UNDER OR RELATED TO THIS GUARANTY MAY BE COMMENCED IN ANY FEDERAL OR STATE COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF EACH SUCH COURT AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THE AGREEMENT OR THE SUBJECT MATTER THEREOF OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY MAY NOT BE ENFORCED IN OR BY SUCH COURT. THE GUARANTOR AND LENDER AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 16.  DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement.

SECTION 17.  COLLATERAL. Guarantor hereby waives any and all rights to claim a lien or other security interest in and to any of the Vessels securing the obligations arising under the Loan Agreement. In the event of any Event of Default, Guarantor shall waive any possessory or other right in and to all such Vessels.

[signature pages follow]

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the date first above written.

GUARANTOR:

Sherwood Shipping Corp.

By:

Name:  Christophil B. Costas

Title:  Attorney in Fact

[Cardillo & Corbett Letterhead]

March 27, 2009

AIG Commercial Equipment Finance, Inc.

5700 Granite Parkway

Suite 850

Plano, Texas 75024

Re:
First Amendment to Loan Agreement dated March 27, 2009 (the "First Amendment") by and among Amoros Maritime Corp., Chatham Maritime Corp. and Lancaster Maritime Corp. as Borrowers (each a "Borrower" collectively, the "Borrowers"), Sherwood Shipping Corp. ("Sherwood") TBS International Limited, as Parent Guarantor and AIG Commercial Equipment Finance, Inc., as Lender (the "Lender")

Gentlemen:

We have acted as counsel for the Borrowers, Sherwood and the Parent Guarantor, all in connection with the First Amendment to the Loan Agreement dated February 29, 2008, (the "Loan Agreement') among the Borrowers, the Parent Guarantor and the Lender pursuant to which the Lender made a Loan to the Borrowers in the principal amount of $35,000,000.  Capitalized terms used herein, but not defined herein, shall have the meaning set forth in the Loan Agreement and in the First Amendment.

For purposes of rendering our opinion set forth herein, we have reviewed originals or copies of the following documents which pertain directly to the First Amendment (collectively, the " Transaction Documents"):

1.	First Amendment
2.	Loan Agreement;
3.	Notes by each of the Borrowers dated February 29, 2008 set forth below in the amount set forth below:

Borrower                                                      Note Amount

Amoros Maritime Corp.                                                      $ 9,000,000.00
Chatham Maritime Corp.                                                      $13,000,000.00
Lancaster Maritime Corp.                                                      $13,000,000.00

4.	Addendum to each of the Notes;
5.	Ship Mortgage by Sherwood in favor of the Lender covering the Panama registered, Philippine flag MN ZIA BELLE (the "Vessel);
6.	Assignment of Insurances by Sherwood and the other assignors described therein;
7.	Assignment of Charter by Sherwood;
8.	Assignment of Charter Hire by the various charterers and service providers described therein for the Vessel;
9.	Secured Guaranty by Sherwood;
10.	First Amendment to Panamanian First Naval Mortgage in respect of each of the M/V HOPI PRINCESS, M/V ZUNI PRINCESS and M/V MOHAVE MAIDEN

For purposes of rendering our opinion set forth herein, we have also examined originals or copies of corporate records, documents and instruments relating to the Borrowers and to Sherwood.  In addition to the foregoing, we have also reviewed such other certificates, documents and instruments as necessary for us to render the opinions set forth herein.

In such examination we have assumed the genuineness of all signatures (other than the Borrowers, Sherwood and the Parent Guarantor), the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.  As to factual matters we have, to the extent that relevant facts were not independently established by us, relied upon certificates of public officials and certificates or representations made in writing by officers or representatives of the Borrowers and the representations and warranties of the Borrowers in the Transaction Documents.  We have no knowledge that any such certificates, representations or warranties are incorrect.  We have also assumed the power, authority and legal right of all parties to the Transaction Documents other than the Borrowers and Sherwood to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Transaction Documents by such parties.  We have further assumed the validity and enforceability of the Transaction Documents under all applicable laws other than the federal laws of the United States of America, the laws of the State of New York and the laws of the Republic of the Marshall Islands.  With respect to the laws of the Republic of Panama and of Bermuda, we have relied on the opinion of special Panamanian counsel, Patton, Moreno & Asvat and special Bermuda counsel, Conyers, Dill & Pearman.

In rendering this opinion, we express no opinion as to the effect of any laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and the laws of the Republic of the Marshall Islands.  Insofar as Marshall Islands law is involved in this opinion, we have made such examination of the laws of the Marshall Islands as we considered necessary or appropriate in connection with the opinions expressed herein and we have relied upon opinions and advice of Marshall Islands counsel rendered in transactions which we consider to be sufficiently similar to those contemplated by the Transaction Documents as to afford a satisfactory basis for such opinions, upon our independent examination of the Marshall Islands Associations Law of 2007 as published by The Marshall Islands Maritime & Corporate Administrators, Inc., and upon our knowledge of the interpretation of analogous laws in the United States of America.  In rendering this opinion, we have assumed that the persons who executed the aforementioned certificates of public officials are duly authorized to act in such capacity on behalf of the Registrar of Corporations of the Republic of the Marshall Islands.

Based upon our examination of the foregoing, subject to the qualifications herein set forth, we are of the opinion that:

1.           Each Borrower and Sherwood is a company validly formed and duly existing under the Marshall Islands, is qualified to do business and own and operate its assets and is in good standing under the laws of the Marshall Islands.

2.           Each Borrower and Sherwood has all requisite power and authority, corporate or otherwise, to conduct its business, to own its assets and to execute and deliver, and to perform all of its obligations under the Transaction Documents and the Security Documents to which it is a party.

3.           The individuals executing the Transaction Documents on behalf of each Borrower and Sherwood have been duly authorized and empowered to do so.

4.           The execution, delivery and performance by each Borrower and Sherwood of the Transaction Documents to which it is a party, have been duly authorized by all necessary action and do not and will not (i) require any further or additional consent or approval of the directors, shareholders or partners of such Borrower and Sherwood, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, or (ii) violate any provision of any law, rule or regulation having applicability to such Borrower and Sherwood, or of the, articles of incorporation, By-laws or other organizational documents of such Borrower and Sherwood.

5.           The execution, delivery and performance by each Borrower and Sherwood and the Parent Guarantor of the Transaction Documents to which it is a party do not and will not (i) to the best of our knowledge after due inquiry, violate any provision of any order, writ, injunction or decree presently in effect having applicability to such Borrower, Sherwood or the Parent Guarantor, or (ii) to the best of our knowledge after due inquiry, result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower, Sherwood or the Parent Guarantor is a party or by which either of them or their properties may be bound or affected.

6.           All of the Transaction Documents have been duly executed and delivered to Lender by each Borrower and Sherwood, and no consents, permissions or authorizations are required from any other parties in connection with the execution and delivery of the Transaction Documents.

7.           Each of the Transaction Documents to which Sherwood and any Borrower is a party (except the Ship Mortgage) is a legal, valid and binding instrument, enforceable against Sherwood and such Borrower in accordance with its terms.

8.           The courts of the State of New York would, in a properly presented case with respect to the Transaction Documents, enforce against the Borrower, Sherwood and the Parent Guarantor the choice of New York law provisions of the Transaction Documents.

9.           To the best of our knowledge after due inquiry, each Borrower and Sherwood has all permits and approvals that are required for execution and delivery of the Transaction Documents and the operation of its business and assets.

10.           There are no actions, suits or proceedings pending or, to the best of our knowledge after due inquiry, threatened against any Borrower, Sherwood or the Parent Guarantor, or the properties of any Borrower, Sherwood or the Parent Guarantor before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to such Borrower, Sherwood or the Parent Guarantor, would have a Material Adverse Effect on the financial condition, properties, or operations of such party and its ability to perform under the Transaction Documents.

11.           After due inquiry, we have no knowledge of any outstanding judgments against any Borrower, Sherwood or the Parent Guarantor.

The opinions expressed in this letter are made subject to and are qualified by the following:

a)
The enforceability of the Transaction Documents shall be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application affecting the rights and remedies of secured creditors.

b)	The effect and application of general principles of equity, whether considered in a proceeding in equity or at law;

c)	Limitations imposed by or resulting from the exercise by any court of its discretion; and

d)	Limitations imposed by reason of generally applicable public policy principles or considerations.

In our opinion, the foregoing exceptions (b), (c) and (d) do not make the remedies and procedures which would be available under the Transaction Documents or applicable law inadequate for the ultimate practical realization of the primary substantive benefits intended to be available to the Lender under the Transaction Documents.

The opinions expressed in this letter are given solely for the benefit of Lender, its successors and assigns (including any purchaser of all or any portion of the Loan), and any law firm representing Lender, its successors or assigns (including any purchaser of the Loan), in the sale of the Loan in connection with the transaction referred to herein.  The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events that may occur subsequent to such date.

Very truly yours,

CARDILLO & CORBETT

By: /s/ Christophil B. Costas
Christophil B. Costas

[Patton, Moreno & Asvat Letterhead]

27th March, 2009

Messrs.
AIG Commercial Equipment Finance Inc.
5700 Granite Parkway
Suite 850
Plano, Texas 75024
U.S.A.

Dear Sirs,

RE: US$ 35,000,000 Loan to the Borrowers

1.
We have acted as special Panamanian legal advisers for Amoros Maritime Corp. ("Amoros"), Lancaster Maritime Corp. ("Lancaster") and Chatman Maritime Corp. ("Chatinan" which together with Amoros and Lancaster will be hereinafter referred to as the "Borrowers"), Sherwood Shipping Corp. as guarantor ("Sherwood" which together with the Borrowers will be hereinafter referred to as the "Owners") and TBS International Limited (the "Parent Guarantor"), all in connection with the Loan Agreement dated February 29, 2008 (the "Original Loan Agreement") which has been supplemented and amended by a First Amendment to Loan Agreement dated 27th March, 2009 (the "First Loan Amendment" which together with the Original Loan Agreement will be hereinafter referred to as the "Agreement") and the loan made pursuant thereto by AIG Commercial Equipment Finance, Inc. (the "Mortgagee") in connection with the transactions contemplated therein and pursuant to which the Mortgagee has agreed to make available a facility of up to US$35,000,000 (the "Loan") to the Borrowers. Capitalized terms used herein, but not defined herein; shall have the meaning set forth in the Agreement.

2.	For the purpose of giving this opinion, we have only examined original, facsimile or photocopies of:

a)	the First Loan Amendment;

b)
a first preferred mortgage dated 27th March. 2009 (the "Sherwood Mortgage") executed by Sherwood in favour of the Mortgagee over the vessel "Zia Belle" registered in the name of Sherwood under the flag of the Republic of Panama (the "Zia Vessel"); and

c)
a first fleet amendment to Panamanian naval mortgage dated 27th March 2009 (the "First Fleet Mortgage Amendment") executed by the Borrowers in favour of the Mortgagee amending first mortgages registered at the Public Registry Office (the "First Mortgages") over the vessels "Hopi Princess" (the "Hopi Vessel") registered in the name of Amoros under the flag of the Republic of Panama, the "Zuni Princess" (the "Zuni Vessel") registered in the name of Chatham under the flag of the Republic of Panama, the "Mohave Maiden" registered in the name of Lancaster under the flag of the Republic of Panama (the "Mohave Vessel" which together with the Zuni Vessel and the Hopi Vessel will be hereinafter referred to as the "Vessels").

items (a) to (c) will be hereinafter referred to as the "Documents").

We have made no independent investigation of any factual information contained in the Documents. However, we have undertaken searches at the Shipping Bureau and Public Registry in the Republic of Panama in respect of the Vessels as of the date hereof.

Our due diligence and similar factual investigations have been limited to the referred searches.

3.
This legal opinion is limited to and is given on the basis of the laws of Panama in force as of the date hereof as currently applied by the Courts of Panama. We have not investigated, and we do not express or imply any opinions whatsoever with respect to the laws of any other jurisdiction or the effects thereof.

4.	For the purposes of this opinion, we have assumed:

(a)	that the Documents are within the capacity and power of, and have been duly authorized, executed and delivered by each of the parties;

(b)
the genuineness of all signatures on all documents submitted, the accuracy of al statements appearing therein, and the authenticity and conformity of all such documents, whether submitted to us originals or copies (including, without limitation, drafts, copies or photocopies);

(c)	that the Documents are legal, valid, binding and enforceable according to the laws, other than laws of Panama, by which these are expressed to be governed;

(d)
that no action suit, proceeding, litigation, or dispute against the Vessels are currently taking place or pending which may affect the capacity and/or ability of the Owners to enter into and perform their obligations under the Documents;

(e)	that the Documents have been executed and delivered outside of Panama.

5.	We are of the opinion that insofar as Panamanian law is concerned:

(a)
subject to what is stated herein, the Sherwood Mortgage and the First Fleet Mortgage Amendment (i) constitute valid and legally binding obligations of the Owners enforceable in accordance with its terms and the laws of the Republic of Panama and (ii) contains the customary remedies included in similar documents used by international institutional lenders to effectuate naval mortgages encumbering vessels registered in the Republic of Panama in transactions involving substantial amounts of credit;

(b)
the execution and delivery of, the performance of its obligations under, and compliance by the Owners with the provisions of, the Sherwood Mortgage and the First Fleet Mortgage Amendment will not contravene any existing applicable law, statute, rule or regulation, decree or permit of the Republic of Panama;

(c)
subject to what is stated below, no consents, authorizations, licenses or approvals of, or filings or registration with or declarations to, any governmental or public bodies or authorities or courts of Panama are required by the Owners to authorize, or required by the Owners in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Sherwood Mortgage and First Fleet Mortgage Amendment or the performance of the Owners of its obligations thereunder;

(d)
save for the permanent registration of the Sherwood Mortgage and the First Fleet Mortgage Amendment together with attachments thereto in Panama, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Documents that any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office elsewhere in the

(e)
Republic of Panama or that any stamp, registration or similar tax or charge be paid in the Republic of Panama on or in relation to any of the Documents save for the customary mortgage registration fees, and a stamp tax at the rate of US$0.10 for each US$100 of the face value of the obligations evidenced in the Documents which may be levied in the event that any of the Documents are submitted before any administrative or judicial authority in Panama;

(f)
the Sherwood Mortgage on account of its preliminary registration in the Public Registry Office of the Republic of Panama constitutes a legal and valid mortgage over the Zia Vessel, and will so constitute as long as the Sherwood Mortgage is filed for final registration at the Panama Registry Office whitin six months from the date of their preliminary registration and the definite registration is completed. Upon such registration the Sherwood Mortgage will rank from the date of its preliminary registration as a first mortgages over the Zia Vessel.

the First Fleet Mortgage Amendment on account of its preliminary registration in the Public Registry Office of the Republic of Panama constitutes a legal and valid mortgage amendment over the Mortgages of the respective Vessels, and will so constitute as long as the First Fleet Mortgage Amendment is filed for final registration at the Panama Registry Office whithin six months from the date of their preliminary registration and the definite registration is completed. Upon such registration the First Fleet Mortgage Amendment will rank from the date of their preliminary registration as a first amendment to the Mortgages over the Vessels.

The "dual registry" of the Vessels with the Maritime Industry Authority of the Republic of the Philippines will not adversely affect the validity enforceability or priority of the Sherwood Mortgage or the First Fleet Mortgage Amendment.

(g)
no taxes of the Republic of Panama are imposed by withholding or otherwise on any payment to be made by the Owners under the Sherwood Mortgage and the First Fleet Mortgage Amendment or are imposed on or by virtue of the execution or delivery of the Sherwood Mortgage and the First Fleet Mortgage Amendment;

(h)
the courts of the Republic will award a judgment in relation to the Sherwood Mortgage and the First Fleet Mortgage Amendment expressed in terms of Dollars in respect of any amount due and owing to the Mortgagee under the Documents but the Owners shall be entitled to satisfy the judgment in a currency which is legal tender in Panama (Balboas an Dollars as of this date);

(i)
the Mortgagee will not be deemed to be resident, domiciled, carrying on business or subject to taxation in Panama by reason only of the negotiation, preparation, execution, performance, enforcement of, and/or receipt of any payment due from the Owners under any of the Documents;

(j)
it is nor necessary under the laws of the Republic of Panama (i) in order to enable the Mortgagee to enforce its rights under the Documents or (ii) by reason of the execution, delivery and performance of any the Documents by the Mortgagee that the Mortgagee should be licensed qualified or otherwise entitled to carry on business in the Republic of Panama;

(k)
the Zia Vessel is validly registered as a Panamanian vessel on a provisional basis at the Shipping Bureau of the Republic of Panama free from registered encumbrances other than the Sherwood Mortgage which rank as a first priority mortgage over said vessel in favour of the Mortgagee; and

(1)
the Hopi Vessel is validly registered as a Panamanian vessel on a permanent basis at the Shipping Bureau of the Republic of Panama free from registered encumbrances other than the first mortgage under Microjacket: N- 31136, Document: 1354962 which ranks as a first priority mortgage over said vessel in favour of the Mortgagee;

(m)
the Mohave Vessel is validly registered as a Panamanian vessel on a permanent basis at the Shipping Bureau of the Republic of Panama free from registered encumbrances other than the first mortgage under Microjacket: N- 31138, Document: 1348044 which ranks as a first priority mortgage over said vessel in favour of the Mortgagee; and

(n)
the Zuni Vessel is validly registered as a Panamanian vessel on a permanent basis at the Shipping Bureau of the Republic of Panama free from registered encumbrances other than the first mortgage under Microjacket: N-31075, Document: 1350578 which ranks as a first priority mortgage over said vessel in favour of the Mortgagee.

6.	The opinion expressed above is subject to the following qualifications:

(a)	in respect of certain enforcement rights of the Mortgagee concerning the administration of the Vessels as well as the sale thereof following an Event of Default, the following should be observer:

(i)
in the event that the Mortgagee takes possession of the Vessels, the Mortgagee would have to render accounts to the respective Owners on a quarterly basis and at the end of the period of administration unless otherwise agreed upon by the parties;

(ii)
the power of non judicial sale of the Vessel in the Sherwood Mortgage may only be exercised upon prior notice of at least twenty calendar days of the date on which the sale is to take place, such notice to be given to the Owners and all other mortgagees of the vessels whose mortgages are recorded at the Public Registry in Panama and otherwise in accordance with Article 1527 of the Code of Commerce;

(iii)
the waiver of the Owners of the right to claim damages from the Mortgagee in respect of the certain remedies such as of taking possession and management, as well as private sale, of the Vessels may by considered unenforceable by a Panamanian court to the extent that the loss or damages resulting from such action by the Mortgagee involves willful misconduct, recklessness or gross negligence;

(b)
if a final conclusive judgment of a foreign court of competent jurisdiction were rendered against the Owners under the Sherwood Mortgage and the First Fleet Mortgage Amendment, such judgment would be recognized and enforced in the Courts of the Republic of Panama without retrial of the originating action by instituting exequatur proceedings in the Courts of Panama and upon determination by such tribunal that:

(i)	the courts of the judgment country would in similar circumstances recognize a final conclusive judgment of the courts of the Republic of Panama;

(ii)	the judgment has been issued as a consequence of an action "in personam";

(iii)	the judgment was rendered after personal service on the defendant;

(iv)	the cause of action upon which the judgment was based does not contravene the public policy of the Republic of Panama;

(v)
the documents evidencing the judgment are in authentic form according to the law of the relevant foreign court and have been duly legalized by a Consul of the Republic of Panama or pursuant to the 1961 Hague Convention on the legalization of documents; and

(vi)	a copy of the final judgment has been translated into Spanish by a licensed translator in Panama.

(c)
we would point out that obligations which may be unenforceable against a primary obligor or in respect of a primary obligation may be similarly unenforceable against a guarantor, or in respect of a secondary obligation as a guarantee or secondary obligation may not exist without a valid principal obligation. In addition, whilst a guarantor may agree not to limit his liability to the principal obligation, the guarantee may not extend to encompass more than the principal obligation be it in respect of the amount involved or the terms or conditions of the said principal obligation. In such case, a court may reduce the obligation to that of the principal obligation;

(d)	the enforceability of the Documents may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors rights.

7.
This opinion is limited to matters of the laws of the Republic of Panama as of the date hereof and in respect of the Sherwood Mortgage and the First Fleet Mortgage Amendment and the laws of Panama as they would generally apply, and pursuant to which a mortgage may secure the fixed or maximum principal referred to therein, an in addition, a mortgage would also secure, unless otherwise stated, interest, cost, collections expenses and other sums agreed upon under any other concept in the Sherwood Mortgage and which would include the Secured Obligations as referred in the Sherwood Mortgage to the extent that these relate to the Loan and/ or the Zia Vessel.

We would point out that modifications to the terms of the Sherwood Mortgage and the First Fleet Mortgage Amendment or Agreement or variations in respect of certain matters as may be contemplated under the terms thereof, such as interest rates or default interest rates, or terms of repayment of the Loan, or the possibility of securing additional or future obligations, may require the registration of amendments to the Sherwood Mortgage and the First Mortgages or consultation with us as to the effectiveness thereof.

8.
The opinions expressed in this letter are given solely for the benefit of the Mortgagee, its successors and assigns (including any purchaser of all or any portion of the Loan), and any law firm representing the Mortgagee, its successors or assigns (including any purchaser of the Loan), in the sale of the Loan in connection with the transaction referred to herein, The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events that may occur subsequent to such date.

Yours faithfully,

/s/ Belisario Porras
Belisario Porras

BJP/ pgc